EXHIBIT 10.51

SEVERANCE AGREEMENT AND RELEASE

RECITALS

This Severance Agreement and Release (“Agreement”) is made by and between James Mault (“Employee”) and HealtheTech, Inc. (the “Company”) (collectively referred to as the “Parties”):

WHEREAS, Employee was employed by the Company;

WHEREAS, the Company and Employee entered into an employment agreement dated September 13, 2002 (the “Employment Agreement”);

WHEREAS, the Company and Employee entered into a Employment, Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements (the “Option Agreements”) granting Employee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 1998 and 2002 Stock Option Plans (the “Plans”);

WHEREAS, Employee’s employment with Company in all capacities, including but not limited to his position as Chief Executive Officer, Chief Medical Officer, and Chairman of the Board of Directors was concluded effective April 29, 2003 (the “Termination Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and the Company may have against the Employee as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration. Should Employee sign and not revoke this Agreement, upon the Effective Date of this Agreement, Employee shall be entitled to the following:

(a) The Company agrees to pay Employee continuing payments of severance pay at a rate equal to his current “Base Salary” of $275,000 less applicable taxes and withholding, for a period of twelve (12) months from the Termination Date, to be paid periodically in accordance with the Company’s normal payroll policies.

(b) Options. One hundred percent (100%) of the shares subject to the Options shall immediately vest and become exercisable and the period for exercise of such Options shall be extended so that they shall remain exercisable through the applicable Term/Expiration Date set forth in the Notice of Stock Option Grant for each Option. Except as expressly stated herein, the Options shall be exercisable in accordance with the terms of the Plans and the Option Agreements.

(c) Continued Employee Benefits. The Company will provide Employee with health, dental and vision benefits coverage at the same level Employee currently has as of the Termination Date during the twelve (12) month period beginning on the Termination Date, but only if Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. For the duration of the twelve (12) month period, the Company will pay the COBRA premiums otherwise payable by Employee (and Employee’s eligible dependents). After the twelve (12) month period, Employee will be responsible for the payment of any COBRA premiums. Nothing in this Agreement shall affect Employee’s ex-wife’s current COBRA benefits, which the company confirms and agrees will remain in effect in accordance with their terms.

(d) Other Expenses. For the duration of twelve (12) month period beginning on the Termination Date, the Company will reimburse Employee for Employee’s malpractice insurance in an amount at least sufficient to satisfy any coverage requirements under the laws of the State of Colorado, any medical license fees, and any academic and professional dues. The total amount of such expenses not to exceed a total of $12,000 for the twelve (12) month period.

(e) Key Man Life Insurance. The Company agrees to use its best efforts to transfer Employee’s current Key Man Life Insurance policy to Employee, proved that Employee will be solely responsible for payment of any and all premiums in connection with said life insurance policy. If the Company cannot transfer the Key Man Life Insurance policy, the Company shall notify Employee and Employee shall have the right within seven days of such notice to elect to have the Company name Employee as the sole beneficiary of that policy and the Company, on behalf of Employee, will pay, and deduct from the payments otherwise due hereunder, all premiums under such policy for a twelve-month period; provided that Employee may at any time elect to reduce or terminate such policy and concurrently reduce or terminate the payment of further premiums.

2. Confidential Information and Invention Assignment. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Additionally, Employee hereby acknowledges his obligations set forth in Section 9 of the Employment Agreement regarding inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws that relate to the Company’s business as of the Termination Date. Employee shall return all of the Company’s files and documents and any confidential and proprietary information in his possession to the Company by the Effective Date of this Agreement, and Employee shall be allowed to retain all electronics (PDA’s, cellphones, computers, etc.) and all other personal property currently in Employee’s possession.

3. Payment of Salary. Employee acknowledges that, except as expressly provided in this Agreement, he will not receive nor is he entitled to any additional compensation, severance or benefits (other than benefit amounts due or vested or reimbursable under the Company’s benefits plans, such as the Company’s 401K plan) after the Termination Date.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with

Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code, the Colorado Anti-Discrimination Act, the Colorado Wage Claim Act, the Colorado Equal Pay Law, the Adoptive Parents Leave Act, Colorado common law and any and all other state, county or local ordinances, statutes or regulations;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

5. Indemnification. Notwithstanding the preceding paragraph 4 or any other provision of this Agreement, nothing in this Agreement or any other agreement or policy shall impair, limit, modify, or otherwise affect in any way Employee’s right to indemnification or defense pursuant to applicable law, the Company’s certificate of incorporation or bylaws, nor shall this agreement release any claim by Employee relating to such indemnification.

6. Company Release. The Company, for itself, its successors and assigns, hereby generally and completely releases Employee and his successors and assigns from any and all claims, liabilities and obligations related to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; and

(b) any and all claims relating to, or arising from, Employee’s ownership of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

This release shall not be effective to release Employee from any claim arising out of fraud or willful misconduct that is materially injurious to the Company and was not known to the

Company as of the Termination Date. This release does not extend to any obligations incurred under this Agreement.

7. Breaches by Employee. Employee acknowledges and agrees that any breach of any provision of this Agreement or Sections 9 of the Employment Agreement shall constitute a material breach of this Agreement or the Employment Agreement, as applicable, and shall entitle the Company immediately to recover and cease the severance benefits provided to Employee under this Agreement.

8. Non-Compete. The Parties agree to amend Section 10 of the Employment Agreement as followed:

(a) Noncompete. Executive acknowledges that the nature of the Company’s Business, medical devices performing indirect calorimetry, is such that if Executive were to become employed by, or substantially involved, in the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees for a period of twelve (12) months following his termination for any reason not to directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company.

(b) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete or solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

All other provisions of Section 10 of the Employment Agreement are null and void upon the Effective Date of this Agreement.

9. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

10. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

12. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

13. No Action on Company’s Behalf. Employee understands and agrees that as of the Termination Date, other than his attendance at meetings of the Board of Directors as a member of the Company’s Board of Directors, Employee shall have no authority to act on behalf of, represent or purport to represent the Company in any manner whatsoever to any third party without the express written approval of the CEO or other designated executive of the Company. The Company shall pay Employee’s reasonable out-of-pocket expenses incurred in connection with his services as a Director or otherwise in accordance with this paragraph.

14. Non-Interference. Employee agrees that he will not discuss any confidential aspect of Company’s business or affairs with any employee, stockholder, customer, vendor,

strategic partner of Company or other third party, except as may be specifically requested by Company from time to time, or as he is legally entitled to as a director or shareholder of the Company; provided that this provision shall not prohibit casual or social communication by Employee with any such person. Employee further agrees that he will not alone or in combination with any other person or entity take any action to influence the management or strategic direction of the Company other than as a director or shareholder of the Company.

15. Co-operation. Employee agrees to fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. To the extent reasonably requested by the Company, Employee shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Employee’s activities while employed by the Company. The Company shall pay Employee’s reasonable out-of-pocket expenses incurred in connection with his services in this regard.

16. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence: (i) the existence of this Agreement and (ii) the contents and terms of this Agreement, (iii) and the consideration for this Agreement, (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

17. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

18. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or of any material fraudulent or illegal act by Employee that has not been previously disclosed to the Company.

19. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

20. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Jefferson County, Colorado before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties

agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

23. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Plans, the Option Agreements, and Sections 9 and 10 of the Employment Agreement.

25. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

26. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party.

27. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Colorado, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Colorado, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of Colorado.

28. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

29. Effective Date. This Agreement is effective after it has been signed by both Parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”).

30. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

HealtheTech, Inc.

Dated: April 30, 2003	By	/s/ DeWayne Youngberg
DeWayne Youngberg Vice President, General Counsel and Secretary

James Mault, an individual

Dated: April 30, 2003	/s/ James Mault
James Mault